Filed pursuant to Rule 433
Registration No. 333-200956
November 8, 2017

PRICING TERM SHEET

Issuer:	American Electric Power Company, Inc.
Designation:	Senior Notes, Series G, due 2020	Senior Notes, Series H, due 2027
Principal Amount:	$500,000,000	$500,000,000
Maturity:	November 13, 2020	November 13, 2027
Coupon:	2.150%	3.200%
Interest Payment Dates:	May 13 and November 13	May 13 and November 13
First Interest Payment Date:	May 13, 2018	May 13, 2018
Benchmark Treasury:	1.625% due October 15, 2020	2.250% due August 15, 2027
Benchmark Treasury Yield:	1.746%	2.320%
Reoffer Spread:	T+45 basis points	T+90 basis points
Yield to Maturity:	2.196%	3.220%
Price to Public:	99.867% of the principal amount thereof	99.830% of the principal amount thereof
Transaction Date:	November 8, 2027	November 8, 2027
Settlement Date:	November 13, 2017 (T+3)	November 13, 2017 (T+3)
Redemption Terms:
Make-whole call:	Not subject to redemption prior to maturity	Prior to August 13, 2027 at a discount rate of the Treasury Rate plus 15 basis points
Par call:		On or after August 13, 2027 at par
Minimum Denomination:	$2,000 and integral multiples of $1,000 in excess thereof
CUSIP/ISIN:	025537 AH4/US025537AH42	025537 AJ0/US025537AJ08
Joint Book-Running Managers:	J.P. Morgan Securities LLC Scotia Capital (USA) Inc. Wells Fargo Securities, LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated Morgan Stanley & Co. LLC SunTrust Robinson Humphrey, Inc.
Co-Managers:	The Huntington Investment Company Fifth Third Securities, Inc.
Ratings*:	Baa1 (Positive) by Moody’s Investors Service, Inc. BBB+ (Stable) by S&P Global Ratings, Inc., a division of S&P Global Inc.
*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting J.P. Morgan Securities LLC collect at (212) 834-4533, Scotia Capital (USA) Inc. toll-free at (800)-372-3930 or Wells Fargo Securities, LLC toll-free at (800)-645-3751.